Exhibit 10.1

Lennox International Inc.
2140 Lake Park Boulevard
Richardson, Texas 75080-2254

Mailing Address: P.O. Box 799900 Dallas, Texas 75379-9900

Telephone: 972.497.5000 Facsimile: 972.497.6042 LennoxInternational.com
Alok Maskara
Chief Executive Officer
November 2, 2026

Joseph Nassab
[Address redacted]

Dear Joe,

On behalf of Lennox International Inc. and its subsidiaries and affiliates (collectively, “Lennox” or the “Company”), I want to thank you for your many contributions. We appreciate your leadership over the past 16 years. This letter agreement (the “Agreement”) memorializes the details of your transition to Strategic Advisor to the CEO (“Strategic Advisor”). The specific commitments of you and Lennox (collectively, the “Parties”) set forth in this Agreement are intended as consideration to induce each party to enter into the Agreement. Each party agrees that this consideration is adequate for those commitments. You are referred to in this Agreement as “you” or “Employee.” I look forward to your continued service.

With the signing by both parties of this Agreement, the Parties agree to the following:

1.Nature of Employment. Effective as of January 1, 2027 (the “Effective Date”), you will continue your employment with the Company in a new role as Strategic Advisor. In this role, you will provide advisory and transitional services as may be reasonably requested by me and the Company, including, without limitation, supporting relationship continuity with key customers, distributors, and strategic partners; mentoring, coaching, and advising key leaders; and advising on special projects, where applicable.
2.Termination of Executive Employment Agreement.
a.On the Effective Date, you resign as Executive Vice President and President, Lennox Building Climate Solutions. This Agreement supersedes and replaces your Executive Employment Agreement dated May 4, 2022 (the “Prior Employment Agreement”). As of the Effective Date, the Prior Employment Agreement is terminated and is of no further force or effect, except for the following: (1) the Protective Covenants in Exhibit A, Section C.2 (“Protective Covenants”) and (2) the Policy for Resolution of Disputes in Exhibit B (“Dispute Resolution Policy”).
b.As of the Effective Date, you will no longer be an “officer” of the Company for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934. Nor will you be eligible for the Lennox International Inc. Change in Control Plan or the Lennox International Inc. Supplemental Restoration Retirement Plan. You acknowledge and agree that this Agreement and the transition contemplated herein (including the associated changes to the terms of your employment, compensation, and benefits) (a) constitute a termination by Employee of your prior role pursuant to the Prior Employment Agreement and do not entitle you to any severance payment or benefits under the Prior Employment Agreement or otherwise and (b) that no further action is required by you or the Company to effectuate the terminations provided for in this Agreement.
3.Compensation and Benefits. As consideration for your continued employment as Strategic Advisor, (a) you will be entitled to receive an annual base salary of $180,000, payable in accordance with the Company’s then-applicable payroll policies and subject to all required and authorized withholdings and deductions (“Base Salary”) and (b) your outstanding long-term incentive (“LTI”) awards will remain outstanding and continue to vest during your employment pursuant to the applicable award agreements and plan documents. During the Term of this Agreement (defined below), you will be eligible to participate in the Company’s medical, dental, and employee stock purchase plans, subject to the terms and conditions of such plans if you satisfy the applicable eligibility requirements. You will not be eligible for future short-term incentives or LTI awards.
4.Protective Covenants. The Protective Covenants will remain in full force and effect pursuant to their terms. Pursuant to the Protective Covenants, the following provisions — Non-Competition After Employment, Restriction on Diverting Employees of Lennox, Restrictions on Diverting Vendors or Contractors, and Restrictions on Soliciting Customers — will run for 24 months following termination of your employment. You acknowledge and agree that your continued compliance with the Protective Covenants is a condition to the right to receive or continue to receive the compensation and benefits provided for in this Agreement, and that a violation by you of the Protective Covenants would cause irreparable damage to the Company in an amount that would be material and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that the Company will be entitled (without the necessity of showing economic loss or other actual damage) to the remedies outlined in the Protective Covenants.
Nothing in this Agreement shall prohibit or limit your ability to make disclosures that are protected by Rule 21F-17 of the Securities and Exchange Act of 1934 or similar provisions of federal law or regulation, including, without limitation, disclosures pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
5.Term of Agreement; Termination Date. This Agreement will begin on the Effective Date and will continue until February 28, 2028 (the “Term”) unless extended in writing and signed by you and the Chief Executive Officer of the Company (the “CEO”). As of the Effective Date, your employment will be “at will” and terminable by either party at any time without prior written notice. Upon termination, Lennox will be obligated only to pay your Base Salary up to the effective date of termination; you will not be entitled to any additional payments or benefits for any reason (subject to any rights with respect to your outstanding LTI awards). Notwithstanding the above, the Protective Covenants and Dispute Resolution Policy expressly survive expiration or termination of this Agreement.
6.Indemnification. This Agreement does not affect your existing Indemnification Agreement. While serving as a Strategic Advisor, the Company will continue to indemnify you under the terms of that agreement.

7.Resolution of Disputes. If any employment dispute arises between you and Lennox, the Parties will make all efforts to resolve such disputes through informal means. If these informal attempts at resolution fail, the Parties agree to and will submit the dispute to final and binding arbitration pursuant to the terms outlined in the Dispute Resolution Policy. You fully and completely understand and agree that arbitration is the exclusive forum for all such arbitrable disputes and that the Parties are giving up all rights to a court trial or jury trial; however, by agreeing to the Dispute Resolution Policy, the Parties are not waiving any substantive rights or remedies to which they would otherwise be entitled.
8.Waiver, Modification, and Integration. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party. This Agreement, together with the Protective Covenants, the Dispute Resolution Policy, and the Indemnification Agreement, express the entire agreement of the Parties concerning matters contained herein. This Agreement may not be modified, altered, or amended except by written agreement of you and the CEO.
9.Binding Effect. This Agreement will be binding and effective upon Lennox and its successors and permitted assigns, and upon you, your heirs, and representatives. You represent and warrant to Lennox that you have not previously assumed any obligations inconsistent with those contained in this Agreement, including, but not limited to, covenants not to compete with another person, firm, corporation, or other entity.
10.Governing Law, Venue and Personal Jurisdiction. The laws of the State of Texas will govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties. Venue for all disputes will be in Dallas County, Texas. The Parties agree to submit to personal jurisdiction in Dallas County, Texas.
Sincerely,

LENNOX INTERNATIONAL INC.

/s/ Alok Maskara
Alok Maskara
Chief Executive Officer

EMPLOYEE

ACCEPTED AND AGREED this 2nd day of November, 2026

/s/ Joseph F. Nassab
Joseph F. Nassab
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